[Quantum letterhead]

May 2, 2011

Mr. Dave Roberson

[address]

Dear Dave:

We are very pleased to offer you the opportunity to serve on the Board of Directors of Quantum Corporation.

As a Member of the Board of Directors, and under the current Board compensation program, your Board retainer will be $40,000 per annum, all of which will be paid in cash. Additionally, as a member of the Audit Committee of the Board, you will receive a cash retainer of $12,500 per annum. The retainers are generally paid in quarterly installments. Quantum will also reimburse you for any travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that restricted stock units (RSUs) with a total value of $125,000 be awarded to you. The number of RSUs to be awarded will be determined at the time of grant based on the company's closing stock price on the date of the Leadership and Compensation Committee's approval, which typically occurs on the first day of every month. Therefore, the number of RSUs to be awarded to you should be determined using the closing stock price on June 1, 2011. Once the RSUs have been approved, you will receive documentation from E*Trade, Quantum's Stock Administrator, within two (2) months from your start date. If you remain a Board member, you will continue to receive an annual stock grant thereafter. Details of the ongoing annual stock program will be forthcoming and are subject to change. Lastly, we are pleased to offer you the opportunity to participate in Quantum's Deferred Compensation Program, details of which are enclosed in this packet.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them in the enclosed envelope. Please note that your membership becomes official upon your acceptance, as the Board of Directors' have already approved your appointment. Upon your appointment, our General Counsel, Shawn Hall, will contact you to arrange a Board of Directors' orientation.

Dave Roberson

May 2, 2011

Dave, we are very enthusiastic about you joining our Board of Directors. If you have any questions, please do not hesitate to contact me. Again, it is a pleasure to welcome you to Quantum Corporation.

Sincerely,

/s/ Jon Gacek

Jon Gacek

President & CEO

Quantum Corporation

[phone number]

I understand and accept the terms of this agreement.

Signed:	/s/ Dave Roberson	Date:	5/5/11
Dave Roberson

Start Date: May 6, 2011

Enclosures:

Return Envelope

Deferred Compensation Program overview and forms

Director Change in Control Agreement

Director Indemnification Agreement

Board of Director Handbook

The High Road: Quantum's Business Conduct & Ethics Policy

Section 16 Policy Documentation

cc: Compensation

Legal